                                                                                                                                                                                                                                                                         Exhibit 99.14

SERLING ROOKS & FERRARA LLP

ATTORNEYS AT LAW

119 5th Avenue, 3rd Floor
New York, New York 10003
Telephone: (212) 245-7300
Facsimile: (212) 586-5175

Joseph Lloyd Serling *
Wayne D. Rooks
Nicholas C. Ferrara
Michael L. McKoy
J. Reid Hunter ^
Jeffrey A. Worob †

David D. Gold ° ‡
Robert J. Pisarek ^
Ashley P. Collier ¯
Anamaria Laguna-Dunn ¯
Craig Averill °
Scott H. Bradford ¯ °
Wallace Collins † °
Greg W. Brooks ¯ °
Barry H. Platnick °

* Also Member TN Bar
† Also Member NJ Bar
¯ Also Member GA Bar
° Of Counsel
¯ Admitted in CA Only
¯ Admitted in TX Only
^ Admitted in CA, FL, & NJ Only
‡ Also Member CA & CT Bar

Writer's email:

bhp@srfllp.com

January 12, 2009

CONFIDENTIAL
FOR SETTLEMENT ONLY

VIA E-MAIL(rhartz@littler.com) and U.S. MAIL

Richard L. Hartz, Esq.
Littler Mendelson, P.C.
900 Third Ave
New York, NY 10022-3298

Re. Thomas Costabile and Entertainment Distribution Company, LLC

Dear Mr. Hartz:

I have had the opportunity to review your letter to me of January 8, 2009, with my client and would like to address same.

First, I have reviewed, yet again; Mr. Chapman's January 6 e-mail and fail to see how I misquoted same. Mr. Costabile was instructed and authorized to rent a storage space at the request of Mr. Jim Caparro, EDC's then President and Chief Executive Officer, in 2005. It was no secret that EDC files were stored there along with some files belonging to Mr. Caparro and Mr. Costabile and the expenses associated with same were repeatedly reviewed and approved by EDC's, then and current, CFO. In November, 2008, when Mr. Bailey discussed with Mr. Costabile, the storage space issue, Mr. Costabile assumed all rental costs associated with same, dating back to September, 2008, notwithstanding the fact that EDC files remained housed therein. I would appreciate your detailing those other troubling issues mentioned in your January 8 letter, so that I may address them. Your accusation of Mr. Costabile's "gross negligence" regarding his supposed failure to make a timely protest to Universal Music Group regarding EDC performance benchmarks is totally inaccurate. The decision not to notify Universal Music Group and the reasons therefore were made, supported and approved by others, including Mr. Caparro and Mr. Roger Morgan, EVP International Operations EDC. Feel free to

reach out to both of them to confirm the business considerations leading to this decision. Additionally, please advise as to the actual damage EDC has suffered from said alleged "gross negligence".

With reference to Mr. Bailey's management style, the continuing turnover of EDC's senior management team should not go without notice by EDC shareholders. You may feel free to confirm, with no retaliation, Mr. Costabile's characterization of Mr. Bailey's management style with Ms. Debra Lucarello and Ms. KerinWilliamson. There are others willing to confirm Mr. Costabile's characterization of Mr. Bailey's management style and will come forward at the appropriate time.

Second, Mr. Bailey's assertions that he took great pains to repeatedly explain to Mr. Costabile, at their meeting January 6, that Mr. Costabile was not being terminated, is untrue. Mr. Costabile called me immediately after his meeting with Mr. Bailey to inform me of his being terminated by Mr. Bailey. Sometime thereafter, on or about 3 PM, Mr. Bailey called me directly and stated, at least two (2) times, that he had just terminated Mr. Costabile for cause. What followed thereafter is of no consequence. I would hope that you have advised your client concerning the penalties for perjury.

Reference is hereby made to Mr. Costabile's letter of termination, dated January 2, 2009 (the "Termination Letter"). You are correct, the Termination Letter did state that Mr. Costabile was terminating his employment "immediately"; however, I call your attention to Section 2 (b) (2) of the Employment Letter, dated May 9, 2005 (the Employment Letter") which states that "You may terminate your employment hereunder **immediately ....**" verbatim, from the Employment Letter. I am surprised you would think it "bizarre and improper" with respect to Mr. Costabile's reporting to work, since the Termination Letter clearly stated that he was terminating his employment pursuant to the appropriate sections of the Employment Letter which require a notice period, which time period had not yet tolled. Mr. Costabile was and is ready, willing and able to continue to render his services during the notice period, as evidenced by his attendance at work, the date Mr. Bailey terminated his services. The notice was given exactly as required pursuant the Employment Letter. The ambiguities embodied throughout the Employment Letter are not the fault of Mr. Costabile. Your acquisitions that Mr. Costabile failed to perform his duties in good faith are totally without merit and under the circumstances, in such a toxic work environment, his attendance should be applauded.

Third, Mr. Costabile's reaction concerning EDC.s business decision to and, in fact, sell its entire U.S. manufacturing and distribution operations to Sony can not be interpreted as "business as usual" and Mr. Bailey has made nearly every business and management decision concerning EDC for months without any consideration for my client's long and respected experience in the manufacturing and distribution business, further diminishing

his functions and negating his authority. Klaus v. Prime Care Physicians is absolutely inapplicable in this matter. Your further accusations and aspersions are totally without merit and need not be addressed here.

Your belief that Mr. Costabile agreed to any settlement is incorrect. Mr. Bailey knew Mr. Costabile was represented by counsel and the extreme duress Mr. Costabile was experiencing when, Mr. Bailey stated "Either you sign this in five (5) minutes or you are fired", was nothing more than Mr. Bailey employing his usual tactic of intimidation.

My client has every desire to conclude this matter in an amicable manner and I am willing to make myself available should you wish to do so.

Yours truly,

Barry H. Platnick

Barry H. Platnick

cc: Mr. Thomas Costabile